Exhibit 99.1


Sycamore Networks, Inc. Announces 3-for-1 Stock Split

Wed, January 26 2000

CHELMSFORD, Mass., January 26, 2000 -- Sycamore Networks, Inc. (NASDAQ:
SCMR), a leader in intelligent optical networking, announced today that the Company's Board of Directors has approved a three-for-one stock split of the Company's common stock. The stock split will be effected in the form of a stock dividend and stockholders of record at the close of business on February 4, 2000 will be entitled to two additional shares of common stock for each outstanding share of common stock held on that date. The additional shares are expected to be distributed by the Company's transfer agent on or about February 11, 2000 and the Company expects that its common stock will begin trading on a split-adjusted basis on February 14, 2000.

About Sycamore Networks Sycamore Networks develops and markets intelligent optical networking products that transport voice and data traffic over wavelengths of light. The Company combines significant experience in data networking with expertise in optics to develop intelligent optical networking solutions for network service providers. Sycamore's products are based on a common software foundation, enabling concentration on the delivery of services and end-to-end optical networking. Sycamore's products and product plans include optical transport, access and switching systems and end-to-end optical network management solutions. Contact Sycamore Networks at www.sycamorenet.com.

Except for the historical information contained herein, we wish to caution you that certain matters, including statements about the value of the agreement, discussed in this news release constitute forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those stated or implied in forward-looking statements due to the number of factors, including those risks and uncertainties discussed under the heading 'Risk Factors' contained in the Company's Registration Statement on Form S-1 (file no. 333-84635) filed by the Company in connection with its initial public offering and which became effective October 21, 1999 and the other reports filed by the Company from time to time with the Securities and Exchange Commission. Forward looking statements include statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future and can identified by forward-looking words such as "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "should", "will", and "would" or similar words. The Company assumes no obligations to update the information included in this press release.

    Contact:
      Richard Williams                           Terry Adams
      Press Contact                              Investor Relations Contact
      Sycamore Networks                          Sycamore Networks
      Phone: 978-250-2909                        Phone: 978-250-3410
      richard.williams@sycamorenet.com           terry.adams@sycamorenet.com